Exhibit 10.01.2
ALPHABET INC.
2021 STOCK PLAN
ALPHABET PERFORMANCE STOCK UNIT AGREEMENT
This Alphabet Performance Stock Unit Agreement (this “Agreement”) is entered into as of [•] (the “Grant Date”) by and between [PARTICIPANT NAME] (the “Participant”) and Alphabet Inc., a Delaware corporation (“Alphabet, and together with its Subsidiaries, the “Company”).
I.GRANTS
Pursuant to the Alphabet Inc. 2021 Stock Plan (the “Plan”), Alphabet hereby awards grants of performance stock units (“PSUs,” and each grant of PSUs, a “Grant”) with Target Awards and Performance Periods as set forth in the table below.

Target Award	Performance Period
________ PSUs	January 1, 2021 – December 31, 2023
Each PSU represents the right to receive one share of Capital Stock, subject to the terms and conditions of the Plan and this Agreement. The number of PSUs earned under each Grant may be equal to, greater than or less than its Target Award (including zero). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
II. TERMS OF PSUs

1.Vesting of PSUs.
(a)In General. Except as otherwise provided in subsections (b) and (c) below, the number of PSUs (if any) earned by the Participant under each Grant based on Alphabet’s performance against the Performance Goals (as defined in Exhibit A) during the applicable Performance Period as determined by the Committee in accordance with Exhibit A (each, a “Final Award”) will vest on the Determination Date (as defined in Exhibit A) for such Grant, subject to the Participant’s continued employment with, or service to, the Company through such date, and be settled in accordance with Section II.2 below, and any unvested PSUs will be forfeited as of the Determination Date and the Participant will have no further rights to such unvested PSUs. In the event the Participant ceases to be employed by, or ceases to provide services to, the Company prior to the Determination Date for a Grant for any reason other than (i) death (as set forth in subsection (b) below) or (ii) termination by the Company without Cause (as set forth in subsection (c) below), all of the then outstanding and unvested PSUs granted under this Agreement will be forfeited effective as of the date that the Participant ceases to be employed by, or ceases to provide services to, the Company (the “Termination Date”) and the Participant will have no further rights to such unvested PSUs. Prior to any actual delivery of shares of Capital Stock pursuant to the PSUs, the PSUs represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

(b)Death of the Participant. In the event that the Participant ceases to be employed by, or ceases to provide services to, the Company as a result of the Participant’s death (i)(x) prior to the start of the Performance Period of a Grant or during the Performance Period of a Grant, then the Target Award in respect of such Grant shall immediately vest as of the Termination Date or (y) following the end of the Performance Period of a Grant but prior to its Determination Date, then the Final Award (as determined by the Committee in accordance with Exhibit A) in respect of such Grant shall immediately vest as of such Determination Date and (ii) any delivery of shares of Capital Stock to be made to the Participant under this Agreement will be made, subject to satisfaction of all applicable Tax-Related Items, as described in Section II.4 below, to the Participant’s designated beneficiary; provided, that, such beneficiary has been designated prior to the Participant’s death; in the absence of any such effective designation, the shares will be delivered to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish Alphabet with (A) written notice of his or her status as transferee, (B) a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (C) an agreement by the transferee to comply with all the terms and conditions of PSUs that are or would be applicable to the Participant and to be bound by the acknowledgments made by the Participant hereunder. Delivery of the shares of Capital Stock in respect of PSUs vesting pursuant to this Section II.1(b) will be made as soon as practicable following the Termination Date or the Determination Date, as applicable, but in no event later than forty five (45) days following such date and the Company shall have no further obligations under this Agreement.
(c)Termination of the Participant without Cause. In the event that the Participant ceases to be employed by, or ceases to provide services to, the Company as a result of the Company’s termination of the Participant’s employment or services without Cause prior to the Determination Date for a Grant, then the number of PSUs (if any) calculated by multiplying the Final Award (as determined by the Committee in accordance with Exhibit A) in respect of such Grant by a fraction, the numerator of which is the number of calendar days during the Performance Period during which the Participant was employed by, or providing services to, the Company and the denominator of which is the aggregate number of calendar days in the Performance Period, will vest and be settled in accordance with Section II.2 below and any unvested PSUs will be forfeited as of the Determination Date and the Participant will have no further rights to such unvested PSUs; provided, that if the Termination Date occurs prior to the start of the Performance Period of a Grant, all PSUs under the Grant will be immediately forfeited as of the Termination Date and the Participant will have no further rights to such PSUs.
For purposes of this Agreement, “Cause” means any of the following: (i) a willful failure by Participant, in the good faith judgment of the Board, to substantially perform the duties associated and consistent with the scope of the Participant’s position; (ii) the Participant’s refusal to implement or follow a lawful directive from the Board or CEO; (iii) the Participant’s breach of fiduciary duty to the Company; (iv) the Participant’s material breach of any written agreement between the Participant and the Company, including, without limitation, any applicable At-Will Employment, Confidential Information and Invention Assignment Agreement; (v) the Participant's intentional engagement in conduct that is materially injurious to the Company (economically or reputationally), including but not limited to, misappropriation of trade secrets or any other tangible or intangible property of the Company, fraud or embezzlement, but excluding any conduct by Participant that is consistent with or pursuant to a lawful directive of the Board or CEO; (vi) the Participant's material violation of a material provision of the Code of Conduct or any policy of Alphabet, Google LLC or any other affiliate of Alphabet that is applicable to the Participant (e.g., policy against sexual harassment, Alphabet's Policy Against Insider Trading (the "Trading Policy"), etc.); (vii) the Participant's material violation of any federal or state law or regulation applicable to the business of the Company; (viii) the Participant's violation of any securities laws, rules or regulations, or the rules and regulations of any securities exchange or association of which the Company is a member, failure to cooperate with the Company in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in the Participant’s position; (ix) the Participant’s engaging in gross misconduct; (x) a substantiated finding by the Company (or its delegate) of sexual harassment, sexual misconduct or retaliation; (xi) the Participant being under investigation for sexual harassment, sexual misconduct or retaliation; or (xii) the Participant’s commission of a felony under the laws of the United States or any state thereof or any comparably-classified crime under the laws of a non-US jurisdiction or other serious crime involving moral turpitude. Notwithstanding the foregoing, termination of the Participant's employment or service under (i), (ii), (iii), (iv) or (vi) (only) above will not be for “Cause” unless the Company determines in its sole discretion that the conduct alleged to constitute “Cause” is susceptible of cure or remedy; and, if so, the Participant: (a) is provided with written notice setting forth with specificity the conduct alleged to constitute “Cause,” (b) is provided not less than 30 days following such notice (the “Cure Period”) to cure or remedy such conduct prior to the effective date of the Participant's termination of employment or services, during which period the Participant shall be provided the opportunity at the Participant’s election to address the Board with respect to such conduct (with the assistance of legal counsel, if requested) and (c) fails to cure or remedy such conduct during the Cure Period.
2.Settlement of PSUs. Settlement of vested PSUs in respect of a Grant shall occur as soon as practicable following the applicable Determination Date, but in no event later than forty five (45) days following such Determination Date, and the Company shall have no further obligations under such Grant. Alphabet will settle vested PSUs by issuing (either in book-entry form or otherwise) to the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death), one share of Capital Stock for each vested PSU, subject to satisfaction of all applicable Tax-Related Items, as described in Section II.4 below.
3.Adjustment Upon Certain Changes. In the event of any transaction or other event described in Section 9 of the Plan, each Grant shall be treated the same way as all other restricted stock units issued under the Plan held by the executive officers of Alphabet in office at the time of such event; provided, that in addition to any actions taken by the Committee in respect of such awards pursuant to Sections 9(c) and (d) of the Plan, to the extent determined by the Committee to be necessary and appropriate in its sole discretion, the number of PSUs subject to each Grant will be fixed at its Target Award.
4.Taxes.

(a)Liability for Tax-Related Items. The Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state and local income taxes), payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with PSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Participant further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of PSUs, including the grant, vesting and settlement of PSUs under any Grant, or the subsequent sale of shares of Capital Stock acquired upon settlement of any PSUs and (ii) does not commit, and is under no obligation, to structure the terms of PSUs or any aspect of PSUs under any Grant to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Payment of Withholding Taxes. Alphabet shall, pursuant to such procedures as the Committee may specify from time to time, withhold a number of shares of Capital Stock otherwise issuable upon settlement of any vested PSUs having an aggregate Fair Market Value sufficient to satisfy the federal, state and local withholding tax requirements attributable to vested PSUs but not greater than the withholding obligations, as determined by the Committee in its discretion; provided, that, the Committee hereby reserves the discretion to amend this Agreement by notice to the Participant and without obtaining the Participant’s consent, to allow the Committee to use any one or more methods permitted by the Plan to satisfy the federal, state and local withholding tax requirements attributable to the PSUs being settled.
5.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of Alphabet in respect of any shares of Capital Stock deliverable pursuant to PSUs unless and until such shares of Capital Stock have been issued on the records of Alphabet or its transfer agents or registrars. After such issuance, the Participant will have all the rights as a stockholder of Alphabet with respect to such shares of Capital Stock.
        Notwithstanding the foregoing, in the event that any dividend or other distribution is declared and paid on shares of Capital Stock after the Grant Date, but prior to the complete settlement, cancellation or forfeiture of any PSUs under a Grant, the Participant shall be entitled to receive, upon settlement of any Grant, an amount equal to the dividends or other distributions that would have been paid or issued on the number of shares of Capital Stock actually vested and issuable to Participant pursuant to such Grant had they been outstanding during such period, as calculated by the Committee in its discretion. Such dividend equivalent amount will be settled with the Participant, upon settlement of the Award, in the same form, and in the same amount, as the actual dividend or distribution was paid to the holders of the Capital Stock.
6.No Special Employment Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by, or service to, the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the Grant Date. The award of the Grants is at the sole discretion of Alphabet and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been awarded to the Participant repeatedly in the past.
7.PSUs Not Transferable. Except to the limited extent provided in Section II.1(b) above, PSUs and the rights and privileges conferred under the Grants awarded hereby may not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise transfer PSUs, or any right or privilege conferred under the Grants awarded hereby, and any attempted sale under any execution, attachment or similar process, shall be void and unenforceable against the Company.
        Notwithstanding the immediately preceding paragraph, and subject to the terms and conditions of this paragraph, the Participant may, with the Company's express written consent, transfer all or a portion of any unvested Grants (but only a whole number of PSUs subject to any Grant) into one or more trusts for the purposes of estate planning (the "Trust"). Any Trust must: (a) be subject to any and all terms and conditions of the Plan and this Agreement, including, but not limited to, Section II.1 of this Agreement; (b) be described in General Instruction A.1(a)(5) of Form S-8; (c) not provide Participant with any consideration in connection with a transfer permitted under this paragraph; and (d) if requested by the Company, comply with the Trading Policy (as it may be amended from time to time). The Participant acknowledges and agrees that the Company has not made, and does not make in connection with the Grants made under this Agreement, any representations under any applicable law, including, but not limited to, federal or state tax, securities, property, probate or other estate laws, and that the Participant is solely responsible for compliance with all such applicable laws, with respect to any Grants or PSUs transferred into a Trust as permitted under this paragraph.
8.Modification; Entire Agreement; Waiver. No modification of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, including Exhibit A, together with the Plan, represent the entire agreement between the parties with respect to the PSUs awarded by the Grants hereunder. The failure of Alphabet to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof. Alphabet reserves the right, however, to the extent Alphabet deems necessary or advisable in its sole discretion, to unilaterally alter or modify the terms of the Grants awarded under this Agreement in order to ensure that PSUs either qualify for exemption from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”); provided, however that the Company makes no representations that PSUs will be exempt from, or will comply with, the requirements of Section 409A.
9.Binding Agreement. Subject to the limitation on the transferability of PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.Additional Conditions to Issuance of Shares of Capital Stock. Alphabet shall not be required to issue any shares of Capital Stock hereunder prior to fulfillment of all of the following conditions: (a) the completion of any registration or other qualification of such shares of Capital Stock under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or under any stock exchange on which the shares of Capital Stock are listed for trading, which the Committee shall, in its absolute discretion, deem necessary or advisable; (b) the obtaining of any approval or other clearance from any federal or state governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (c) the lapse of such reasonable period of time not to exceed forty-five (45) days following a Determination Date as the Committee may establish from time to time for reasons of administrative convenience.
11.Plan Governs. This Agreement is subject in all respects to all terms and provisions of the Plan and the Plan document is hereby incorporated into this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will control.
12.Policy Against Insider Trading; Recoupment.
(a)By accepting the Grants, the Participant acknowledges that (i) a copy of the Trading Policy has been made available to the Participant, (ii) the Participant has had an opportunity to review the Trading Policy and (iii) the Participant is bound by all the terms and conditions of the Trading Policy.
(b)By accepting the Grants, the Participant agrees that (i) incentive-based compensation paid to the Participant pursuant to this Agreement may be subject to recoupment or clawback to the extent permitted or required by applicable law (A) in the event of a restatement of financial statements due to material noncompliance with any financial reporting requirement as a result of misconduct by any person or (B) as may be required by any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, and (ii) by accepting the Grants pursuant to the Plan and this Agreement, Participant authorizes such clawback and agrees to comply with any Company request or demand for such recoupment.
13.Committee Authority. The Committee has full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and this Agreement and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other interested persons.
14.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

15.Severability. In the event that any provision in this Agreement is held to be invalid or unenforceable for any reason, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
16.Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of California without regard to its conflict of law principles.
17.Section 409A Compliance. It is intended that the Plan and the Agreement comply with, or be exempt from, the requirements of Section 409A and any related guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with, or service to, the Company for purposes of this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.
18.Employee Data Privacy.
(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b)The Participant understands that the Company may hold certain personal information about him, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Capital Stock or directorships held in the Company, details of all entitlement to shares of Capital Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
(c)The Participant understands that Data will be transferred to Charles Schwab & Co., Inc., Morgan Stanley Smith Barney LLC, and/or such other third parties as may be selected by the Company in the future to assist the Company with the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.

(d)The Participant authorizes the Company, Charles Schwab & Co., Inc., Morgan Stanley Smith Barney LLC, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Capital Stock acquired upon settlement of the PSUs. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.
19.Acceptance. The Participant must accept the Grants and agree to the terms and conditions of the Grants as set forth in the Plan and this Agreement (including Exhibit A), by electronically accepting this Agreement immediately following the Grant Date.

EXHIBIT A

A.Performance Goals. The number of PSUs that may be earned under each Grant will be determined based on Alphabet’s achievement of Threshold, Target or Maximum levels (“Performance Goals”) of cumulative total shareholder return (“TSR”) vs. the respective TSRs of the constituent companies in the S&P 100 Index (the “S&P 100 Index Companies”) (the “TSR Performance”) over the Performance Period in respect of such Grant. The terms “Threshold,” “Target” and “Maximum,” when used in this Exhibit A to describe Alphabet’s TSR Performance, are defined below:

Performance Goals	Alphabet’s Percentile Rank Relative to Peer Companies	Percentage of Target Award Earned (straight-line interpolation between Threshold and Target; and Target and Maximum)
Minimum	Below 25th percentile	0%
Threshold	At 25th percentile	50%
Target	At 50th percentile	100%
Maximum	At or above 75th percentile	200%

TSR Performance for Alphabet and for the S&P 100 Index Companies (each, a “Peer Company”) shall be calculated as follows:

(Ending Average Share Price – Starting Average Share Price) + Dividends Reinvested
Starting Average Share Price

Where:

Starting Average Share Price for both Alphabet and the Peer Companies is equal to the average closing price for each trading day in the 90 calendar day period ending on the calendar day immediately preceding the first day of the Performance Period (inclusive of such calendar day).

Ending Average Share Price for both Alphabet and the Peer Companies is equal to the average closing price for each trading day in the 90 calendar day period ending on the last calendar day of the Performance Period (inclusive of such last calendar day).

The Peer Companies are those companies (other than Alphabet) comprising the S&P 100 Index on the Grant Date adjusted as follows in the event of certain corporate events in connection with the Peer Companies:

Merger with Company in Peer Group	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company
Merger with Company not in Peer Group where Peer Company survives	In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction of a Peer Company by an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company
Merger with Company not in Peer Group where Peer Company is not the survivor/Peer Company taken private	In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company
Bankruptcy, Liquidation or Delisting	In the event of a bankruptcy, liquidation or delisting of a Peer Company at any time during the Performance Period, such company shall remain a Peer Company and be assigned a TSR of -100%. Delisting shall mean that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any voluntary going private or similar transaction.
Spin-off Transaction	In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the fair market value of the distribution on the date of such distribution; the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR

Dividends Reinvested for both Alphabet and the Peer Companies shall mean dividends paid with respect to an ex-dividend date that occurs beginning from the date when the Starting Average Share Price is measured through the end of the Performance Period (whether or not the dividend payment date occurs during this period), which shall be deemed to have been reinvested in the underlying common shares.

For TSR Performance, should Alphabet fail to achieve at least Threshold, zero percent (0%) of the Target Award shall be earned. Should Alphabet achieve (a) Threshold, fifty percent (50%) of the Target Award shall be earned, (b) Target, one hundred percent (100%) of the Target Award shall be earned, or (c) Maximum (or greater), two hundred percent (200%) of the Target Award shall be earned. Should Alphabet achieve a TSR Performance level that falls between Threshold and Target or between Target and Maximum, the percentage of the Target Award that shall be earned will be based upon straight-line interpolation between such Performance Goals, rounded up to the nearest whole share of Capital Stock.

B.Determination and Approval of Final Award. Within forty five (45) days following the last day of the Performance Period, the Committee shall determine achievement in respect of the Performance Goals (the date of such determination, the “Determination Date”) and shall calculate and approve the Final Award in respect of such Grant. Any PSUs that are determined not to be earned by the Committee under such Grant will be forfeited as of the Determination Date and the Participant will have no further rights to such PSUs.
The Committee, in its sole discretion, shall make all determinations regarding the Performance Goals, including, but not limited to, the extent of achievement, and any adjustments to the calculation of TSR of Alphabet or the Peer Companies, as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.

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